Steven M. Przesmicki

+1 858 550 6070

przes@cooley.com

Exhibit 5.1

August 20, 2020

HTG Molecular Diagnostics, Inc.

3430 E. Global Loop

Tucson, AZ 85706

Ladies and Gentlemen:

We have represented HTG Molecular Diagnostics, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company, of a Registration Statement on Form S‑8 (the “Registration Statement”) with the Securities and Exchange Commission, covering the offering of up to 11,170,288 shares (the “Shares”) of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), consisting of (i) 6,200,000 shares available for issuance under the Company’s 2020 Equity Incentive Plan (the “2020 Plan”), (ii) 1,028,292 shares of Common Stock that were authorized for issuance under the Company’s 2014 Equity Incentive Plan (the “2014 Plan”) (excluding shares available for the grant of inducement awards under the 2014 Plan’s inducement share pool), which shares became available for issuance under the 2020 Plan upon its effectiveness, and (iii) the Prior Plan Returning Shares (as defined below) in an amount not to exceed 3,941,996 shares of Common Stock, as such shares become available for issuance under the 2020 Plan from time to time. The term “Prior Plan Returning Shares” refers to the shares of Common Stock subject to outstanding awards granted under Section 3(a) of the 2014 Plan, the Company’s 2011 Equity Incentive Plan or the Company’s 2001 Stock Option Plan (together, the “Prior Plans”) that following the effective date of the 2020 Plan: (i) are not issued because such award or any portion thereof expires or otherwise terminates without all of the shares covered by such award having been issued; (ii) are not issued because such award or any portion thereof is settled in cash; or (iii) are forfeited back to or repurchased by the Company because of the failure to meet a contingency or condition required for the vesting of such award.

In connection with this opinion, we have examined and relied upon the Registration Statement and the related prospectus, the 2020 Plan, the Prior Plans, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery by all persons other than the Company of all documents where authorization, execution and delivery are prerequisites to the effectiveness thereof.  As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.  We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

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Cooley LLP   4401 Eastgate Mall   San Diego, CA   92121
t: (858) 550-6000  f: (858) 550-6420  cooley.com

HTG Molecular Diagnostics, Inc. Page 2

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the 2020 Plan, the Registration Statement and the related prospectus, will be validly issued, fully paid and non-assessable (except as to Shares issued pursuant to certain deferred payment arrangements, which will be fully paid and non-assessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:   /s/ Steven M. Przesmicki

Steven M. Przesmicki

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